UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2008

UONLIVE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-26119
(Commission File Number)

87-0629754
(I.R.S. Employer Identification No.)

5/F, Guangdong Finance Building
88 Connaught Road West, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) (852) 2116-3560
(Registrant's Telephone Number, Including Area Code)

_____________________________________________
Former Name or Former Address, if changed since last report

This Current Report on Form 8-K is filed by Uonlive Corporation, a Nevada corporation (the “Registrant”), in connection with the items described below.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 8, 2008, Mr. Cheung Chi Ho, Chief Executive Officer and a Director of the Registrant, resigned from his positions with the Registrant. Mr. Tsun Sin Man Samuel, Chairman and a Director of the Registrant, was appointed to the vacant position of Chief Executive Officer of the Registrant.

Mr. Tsun Sin Man Samuel, who has more than 20 year experience in the acoustic components and ultra-sonic products market, served as the Chief Executive Officer of DB Products Ltd for the period 1988 to 2008, a company specializing in manufacturing of acoustic components. He also served as CEO of DBtronix (Far East) Ltd. Headquartered in Hong Kong, DB Products Ltd. has introduced over 4,000 models of acoustic components including the Magnetic Buzzer, Piezo Element Mechanical Buzzer and speakers into the market place. He established Uonlive Limited on April 2007, which is the first online radio station in Hong Kong.

The Registrant discloses that there are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant’s total assets at year-end for the last three completed fiscal years, and in which Mr. Tsun had or will have a direct or indirect material interest, other than his material interest in the Registrant by virtue of his indirect ownership of common stock acquired in a reverse merger with Uonlive Limited that closed on March 31, 2008. Pursuant to the reverse merger, Mr. Tsun, through Dragon Ace Global Limited, a company organized in the British Virgin Islands and of which Mr. Tsun is the beneficial owner of 80% of its share capital, acquired 75,000,000 shares of common stock of the Registrant, representing 37.6% of the 199,565,823 issued and outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Uonlive Corporation

By: /s/ Tsun Sin Man Samuel
Tsun Sin Man Samuel, Chairman

DATED: December 8, 2008